Exhibit 99.1

From: Erik Prusch

Sent: Monday, July 25, 2016

To: All Employees

Subject: Today’s Announcement: Outerwall to be Acquired by Apollo Global Management

Team,

Earlier this year, Outerwall’s Board of Directors initiated a formal process to explore strategic and financial alternatives. Throughout that process, I’ve mentioned that we would not be able to provide any more details until we completed our evaluation. Today is an important milestone in our process. This morning, via joint press release, we’re announcing Outerwall and Apollo Global Management have entered into a definitive agreement pursuant to which Apollo would acquire all of the outstanding shares of Outerwall common stock for $52.00 per share in cash. The transaction is expected to close in the third quarter, at which time Outerwall will be owned by Apollo and no longer be a publicly traded company.

Apollo is a leading private equity firm with worldwide offices. Apollo had assets under management of approximately $173 billion as of March 31, 2016, in private equity, credit and real estate funds invested across a core group of nine industries where they have considerable knowledge and resources. Apollo has admired Outerwall for a long time and is a great fit for us. Their interest in our company is centered on what we’ve valued all along: our talented team of employees, millions of loyal customers, iconic brands and an unrivaled network of retail partners and networked kiosks. We’re confident that Apollo will ensure that Outerwall continues to succeed.

This announcement likely raises questions about what this means for you. The attached FAQ addresses the areas we can right now. In the coming weeks, as we get closer to the transaction closing, we’ll be able to provide more clarity. In the meantime, please plan to join today’s all employee call. We’ll provide additional context about the acquisition and what to expect between now and closing. Additionally, leaders will be meeting with their teams this week to address any questions. Finally, on Thursday we’ll report earnings, however we will not be holding an earnings call due to this news.

During the first half of this year Outerwall employees have made a positive impact. Whether you’re a part of one of our lines of business or supporting via Shared Services – your continued focus and drive has been essential to our success. With the second half of the year upon us, your commitments remain important and your day-to-day work should continue at full pace. Your dedication and achievements are a key component of why Apollo found such high value in Outerwall.

Best,

Erik

Erik Prusch

CEO Outerwall

Important Information

The tender offer for the outstanding common stock of Outerwall referred to in this document has not yet commenced. This document is not an offer to purchase or a solicitation of an offer to sell shares of Outerwall’s common stock. The solicitation and the offer to purchase shares of Outerwall’s common stock will only be made pursuant to an offer to purchase and related materials that Apollo Global Management’s acquisition subsidiary intends to file with the Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, Apollo Global Management’s acquisition subsidiary will file a Tender Offer Statement on Schedule TO with the SEC, and soon thereafter Outerwall will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. STOCKHOLDERS OF

Outerwall Confidential

OUTERWALL ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and stockholder may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at www.sec.gov or by visiting Outerwall’s Investor Relations website at ir.outerwall.com or by contacting Outerwall’s Investor Relations Department by phone at (425) 943-8242 or by e-mail at investor.relations@outerwall.com.

Forward-Looking Statements

This communication contains forward-looking statements in addition to historical and other information. Outerwall uses words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “forecast,” “target,” “will” and “would,” or any variations of these words, or other words with similar meanings to or that otherwise, identify forward-looking statements. All statements that address activities, events, performance or developments that Outerwall intends, expects or believes may occur in the future are forward-looking statements. Forward-looking statements may relate to such matters as Outerwall’s industry, business strategy, goals, projections and expectations concerning Outerwall’s market positions, future operations, future performance, results or condition, margins, profitability, capital expenditures, liquidity and capital resources, interest rates and other financial and operating information and the outcome of contingencies such as legal and administrative proceedings. The following are some of the factors and uncertainties that could cause actual future results, performance, condition and events to differ, including materially, from those expressed in any forward-looking statements: (1) uncertainties as to the timing of the proposed transactions relating to the tender offer; (2) the risk that the proposed transactions may not be completed in a timely manner or at all; (3) uncertainties as to the percentage of Outerwall’s stockholders that will support the proposed transactions and tender their shares in the tender offer; (4) the possibility that competing offers or acquisition proposals for Outerwall will be made; (5) the possibility that any or all of the various conditions to the consummation of the proposed transactions may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement (such as the occurrence of a material adverse effect), including in circumstances that would require Outerwall to pay a termination fee or other expenses; (7) risks regarding the failure to obtain the necessary financing to complete the proposed transactions; (8) risks related to the equity and debt financing and related guarantee arrangements entered into in connection with the proposed transactions; (9) the effect of the announcement or pendency of the proposed transactions on Outerwall’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, retailers, suppliers and others with whom it does business, and its operating results and business generally; (10) risks related to diverting management’s attention from Outerwall’s ongoing business operations; (11) the risk that stockholder litigation in connection with the proposed transactions may result in significant costs of defense, indemnification and liability; (12) effects of changes in the general business, political and economic climates; and (13) other factors as set forth from time to time in Outerwall’s filings with the SEC, including its Form 10-K for the fiscal year ended December 31, 2015, subsequent Form 10-Q filings, including that for the fiscal quarter ended March 31, 2016, and other SEC filings. These forward-looking statements reflect Outerwall’s expectations as of the date of this communication. Factors or events that could affect the proposed transactions or cause actual events, results or performance to differ, including materially, may emerge from time to

Outerwall Confidential

time, and it is not possible for Outerwall to predict all of them. Accordingly, no assurances can be given as to, among other things, whether the proposed transactions will be completed or if any of the other events anticipated by the forward-looking statements will occur or what impact they will have. Any forward-looking statements made by Outerwall in this communication speak only as of the date hereof. Outerwall undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

Outerwall Confidential